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                                                                    Exhibit 23.2


               Consent of Independent Certified Public Accountant

We consent to incorporation by reference in the registration statement of Oregon Trail Ethanol Coalition, LLC on Form SB-2 relating to the prospectus and proposed sale to the public of membership units of Oregon Trail Ethanol Coalition, LLC of our report dated July 30, 2002, relating to the balance sheets of Oregon Trail Ethanol Coalition, LLC (a development stage limited liability company) as of June 30, 2002 and December 31, 2001 and the related statements of operations, members' equity (deficit), and cash flows for the six-month period ended June 30, 2002, and the period August 16, 2001 (inception) through June 30, 2002.

                                                              /s/ BKD, LLP

Omaha, Nebraska
July 30, 2002